Exhibit 99.1

Contact:

Susan Hickey
NetRatings, Inc.
212-703-5909
shickey@netratings.com

NETRATINGS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006

FINANCIAL RESULTS

New York, March 16, 2007 – NetRatings, Inc. (NASDAQ: NTRT), a global leader in Internet media and market research, today announced financial results for the fourth quarter and year-ended Dec. 31, 2006.

Revenues for the fourth quarter of 2006 were $22 million, a 24 percent increase compared to revenues of $17.7 million for the fourth quarter of 2005. Revenues for the year-ended Dec. 31, 2006 were $81.8 million, an increase of 20 percent compared to revenues of $68 million in 2005.

Net income for the fourth quarter 2006 was $99,000, or $0.00 per share, on approximately 35.2 million shares. This compares with a net loss in the fourth quarter of 2005 of ($713,000), or ($0.02) per share, on approximately 36 million shares. During the fourth quarter of 2006, NetRatings recorded $778,000 in acquisition related expenses in connection with the October 2006 proposal from The Nielsen Company B.V. to acquire the outstanding publicly held minority interest in NetRatings. NetRatings’ results improved from a net loss of ($8.4 million), or ($0.23) per share, in 2005 to net income of $2.8 million, or $0.08 per share, in 2006.

For the fourth quarter of 2006, on a pro forma EBITDA basis (a non-GAAP measure that reflects net income/loss excluding interest income/expense, taxes, depreciation, amortization of intangibles and stock-based compensation, as well as acquisition related expenses), NetRatings earned $3.3 million, or $0.09 per share, compared to pro forma EBITDA income in the fourth quarter of 2005 of $779,000, or $0.02 per share. NetRatings significantly improved its full year pro forma EBITDA results during 2006, moving from a loss in 2005 of ($1.2 million), or ($0.03) per share, to earnings of $10.1 million, or $0.29 per share, in 2006. A complete reconciliation of GAAP results to pro forma EBITDA results may be found in the accompanying financial tables and footnote.

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Merger Agreement

On Feb. 5, 2007, NetRatings announced that it had signed a definitive merger agreement pursuant to which The Nielsen Company and its subsidiaries will acquire the outstanding publicly held minority interest in NetRatings for $21.00 in cash per share. Nielsen beneficially owns approximately 60 percent of the company’s currently outstanding shares. NetRatings’ board of directors unanimously adopted and approved the merger agreement following the unanimous recommendation of a special committee of NetRatings’ board of directors comprised solely of independent directors. The merger is expected to be completed in the second quarter of 2007, subject to customary conditions and approvals. The exact timing is dependent on the review and clearance of necessary filings with the Securities and Exchange Commission. Due to the proposed merger, NetRatings will not hold a conference call or webcast regarding its fourth quarter and full year results.

About NetRatings

NetRatings, Inc. (Nasdaq: NTRT) delivers leading Internet media and market research solutions, marketed globally under the Nielsen//NetRatings brand. With high quality, technology-driven products and services, Nielsen//NetRatings is the global standard for Internet audience measurement and premier source for online advertising intelligence, enabling clients to make informed business decisions regarding their Internet and digital strategies. The Nielsen//NetRatings portfolio includes panel-based and site-centric Internet audience measurement services, online advertising intelligence, user lifestyle and demographic data, e-commerce and transaction metrics, and custom data, research and analysis. For more information, please visit www.nielsen-netratings.com.

Safe Harbor Statement

This news release contains “forward-looking statements.” Such statements include, but are not limited to, statements relating to anticipated financial and operating results, the companies’ plans, objectives, expectations and intentions and other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of Nielsen’s and NetRatings’ management and involve a number of significant risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. The following factors, among others, could cause or contribute to such material differences: change in general economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the merger transaction or to satisfy other conditions to the merger transaction on the proposed terms and schedule; increased competition and NetRatings’ business and financial results. Information about potential factors that may affect NetRatings’ business and financial results is included in its annual report on Form 10-K for the fiscal year ended Dec. 31, 2005 and its quarterly reports on Form 10-Q, including, without limitation, under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Each of these documents is on file with the SEC and is available free of charge at the SEC’s Internet site (http://www.sec.gov). Readers of this press release are referred to such filings. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release or the date of the documents incorporated by reference in this news release.

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In connection with the proposed merger, NetRatings has filed a preliminary proxy statement with the Securities and Exchange Commission. Stockholders of NetRatings are urged to read the definitive proxy statement regarding the proposed merger, because it will contain important information. Stockholders may obtain a free copy of the definitive proxy statement as well as other filings containing information about The Nielsen Company and NetRatings, when available, without charge, at the SEC Internet site (http://www.sec.gov). In addition, copies of the proxy statement can be obtained without charge, by directing a request to NetRatings, Inc., 120 West 45th Street, New York, NY 10036, Attention: Susan Hickey, 212-703-5900.

NetRatings, its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding NetRatings’ directors and executive officers is available in NetRatings’ proxy statement for its most recent annual meeting, which was filed with the Securities and Exchange Commission on April 28, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement, the Schedule 13E-3 transaction statement and other relevant materials to be filed with the Securities and Exchange Commission when they become available.

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NetRatings, Inc.
Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

	unaudited	unaudited

Revenue	$ 21,955	$ 17,683	$ 81,769	$ 68,017

Cost of revenue	5,879	5,547	22,726	22,651

Gross profit	16,076	12,136	59,043	45,366

Operating expenses:
Research and development	3,263	2,732	11,721	11,580
Sales and marketing	6,312	6,391	25,073	25,718
General and administrative	4,159	3,027	15,315	12,130
Restructuring expenses	-	-	-	1,700
Acquisition-related expenses	778	-	778	-
Amortization of intangibles	594	594	2,377	2,761
Amortization of stock-based compensation	1,953	1,046	5,148	3,377

Total operating expenses	17,059	13,790	60,412	57,266

Income/(loss) from operations	(983)	(1,654)	(1,369)	(11,900)

Interest income, net	1,880	1,453	6,395	4,519
Minority interest in gains of consolidated subsidiaries	(309)	(192)	(1,137)	(750)
Equity in earnings of joint ventures	-	-	-	56

Net income/(loss) before provision for income taxes and cumulative effect of change in accounting principle	588	(393)	3,889	(8,075)
Provision for income taxes	(489)	(320)	(1,429)	(320)

Net income/(loss) before cumulative effect of change in accounting principle	$ 99	$ (713)	$ 2,460	$ (8,395)
Cumulative effect of change in accounting principle	-	-	369	-

Net income/(loss)	$ 99	$ (713)	$ 2,829	$ (8,395)

Basic net income/(loss) per common share:
Before cumulative effect of change in accounting principle	$ 0.00	$ (0.02)	$ 0.07	$ (0.23)
Cumulative effect of change in accounting principle	-	-	0.01	-

Net income/(loss) per common share	$ 0.00	$ (0.02)	$ 0.08	$ (0.23)

Diluted net income/(loss) per common share:
Before cumulative effect of change in accounting principle	$ 0.00	$ (0.02)	$ 0.07	$ (0.23)
Cumulative effect of change in accounting principle	-	-	0.01	-

Net income/(loss) per common share	$ 0.00	$ (0.02)	$ 0.08	$ (0.23)

Shares used to compute basic net income/(loss) and
Pro Forma EBITDA net income/(loss) per common share	35,214	35,989	34,940	35,985

Shares used to compute diluted net income/(loss) and
Pro Forma EBITDA net income/(loss) per common share	36,442	35,989	35,732	35,985

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	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

	unaudited	unaudited	unaudited	unaudited

Pro Forma EBITDA (1)
Net income/(loss)	$ 99	$ (713)	$ 2,829	$ (8,395)
Less:
Interest income, net	(1,880)	(1,453)	(6,395)	(4,519)
Provision for income taxes	489	320	1,429	320
Depreciation	1,277	985	4,348	3,565
Restructuring expenses	-	-	-	1,700
Acquisition-related expenses	778	-	778	-
Amortization of intangibles	594	594	2,377	2,761
Amortization of stock-based compensation	1,953	1,046	5,148	3,377
Cumulative effect of change in accounting principle	-	-	(369)	-

Pro Forma EBITDA	$ 3,310	$ 779	$ 10,145	$ (1,191)

Basic Pro Forma EBITDA income/(loss) per common share	$ 0.09	$ 0.02	$ 0.29	$ (0.03)

Diluted Pro Forma EBITDA income/(loss) per common share	$ 0.09	$ 0.02	$ 0.28	$ (0.03)

(1) Pro Forma EBITDA reflects net income/loss excluding interest income/expense, taxes, depreciation, restructuring expenses, acquisition-related expenses, amortization of intangibles and stock-based compensation, and cumulative effect of change in accounting principle. Management uses this measure internally to evaluate the company's performance. NetRatings provides results, guidance, and associated reconciliation of this non-GAAP measure to the investment community, as we believe it provides consistent and comparable measures to help investors understand our current and future operating cash flow performance. Interest income/expense and provision for income taxes are excluded as it is not related to our operating performance. Restructuring expenses and acquisition-related expenses are excluded as they are one-time items not directly related to operations. Depreciation expenses, amortization of stock-based compensation, and cumulative effect of change in accounting principle are excluded as they are non-cash charges. NetRatings excludes amortization of intangibles as it is a non-cash charge not directly related to operations. Pro Forma EBITDA data is provided as a complement to results provided in accordance with GAAP, and should be considered in addition to, and not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

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NetRatings, Inc.
Balance Sheets
(in thousands)

	December 31,	December 31,
	2006	2005
ASSETS

Current assets
Cash, cash equivalents & short-term
marketable securities	$ 171,693	$ 151,671
Accounts receivable	26,329	16,537
Other current assets	3,544	3,867

Total current assets	201,566	172,075

Long-term marketable securities	15,320	28,581
Property and equipment	9,582	7,827
Intangibles	10,901	13,278
Goodwill	76,301	76,856
Other assets	1,803	1,637

Total assets	$ 315,473	$ 300,254

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable & accrued expenses	$ 22,991	$ 21,436
Deferred revenue	17,632	12,666
Restructuring liabilities	354	1,038

Total current liabilities	40,977	35,140

Restructuring liabilities, less current portion	64	418

Total liabilities	41,041	35,558

Minority interest	2,221	1,298

Stockholders' equity	272,211	263,398

Total liabilities and stockholders' equity	$ 315,473	$ 300,254

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